1st AMENDED & RESTATED APPENDIX A
to
INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
OAK RIDGE INVESTMENTS, LLC

Fund	Annual Rate	Effective Date
Oak Ridge Dividend Growth Fund	0.75%	06/28/2013
Oak Ridge Growth Opportunity Fund	0.75%	06/28/2013
Oak Ridge Large Cap Growth Fund	First $1 billion 0.75% Thereafter 0.70%	10/17/2014
Oak Ridge Small Cap Growth Fund	First $1 billion 0.85% Thereafter 0.80%	10/17/2014

Agreed and accepted this ______ day of ______, 2014.

THE TRUST: INVESTMENT MANAGERS SERIES TRUST on behalf of the Oak Ridge Funds
By:
Name:
Title:

THE ADVISOR: OAK RIDGE INVESTMENTS, LLC
By:
Name:
Title: